UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 1, 2017
Date of Report (Date of earliest event reported)

Green Hygienics Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

NEVADA	333-153510	26-2801338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1878 Camino Verde Lane, Las Vegas NV 89119
(Address of Principal Executive Offices) (Zip Code)

1 (855) 802-0299
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On June 1, 2015 the Company entered into an agreement for the construction and management of Cannabis production facilities. The model facility is a special use building of approximately 20,000 square feet, with approximately 400 lights producing 100 lbs per week using a proprietary aeroponics growing system. On the construction and management the company uses a cost plus billing system to the licence holder, the company enters into a percentage of ongoing revenue agreement with the license holder equal to its equity investment predicted to be 10 to 20%. The combination of specialty construction methods and materials with the company’s proprietary aeroponics growing system builds out a typical facility at approximately half the cost of traditional construction methods while producing twice the yield when compared to peat based growing techniques, while providing a mold and pest free environment for the highest quality medical use marijuana.

On June 1, 2017, the Company mutually terminated this agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 1, 2017, the Company accepted the resignations of Rick Powell, Jim Loseth and David Ashby as Directors and Officers of the Company.

On June 1, 2017, the Company accepted the appointment of Ronald Loudoun as President, Secretary, Treasurer, Interim Chief Financial Officer and Director of the Company.

Mr. Loudoun is a successful business strategist with more than 25 years’ experience as a real estate agent and business administration. Mr. Loudoun graduated with a Diploma of Administrative Management from BCIT in 1983 with an elective in Real Estate. He possesses an excellent background in new business development, multi-site operations, performance/quality improvement, administration and long-term planning, honed through years of working in a family owned business, specializing in manufactured housing and mobile home park development. Distinguished as a meticulous, methodical, hands-on leader, Ron has been the catalyst for advancement. In 2001, with an additional degree from the Vancouver Film School Foundation Program and his prior construction management experience, he purchased two buildings in downtown Vancouver and renovated them into a fully equipped soundstage, HD postproduction facilities that produced feature films, video games and digital media. Most recently, Ron has been a principal in and directly involved with the start-up and administration of public companies. He has maintained a longstanding interest in both communicating the need for and sourcing new methods for conscious minded development and growth. Recognized as an astute and persuasive negotiator, Mr. Loudoun has a reputation for honesty and integrity, and has the ability to successfully balance the risks of continual change and innovation through disciplined implementation. Capitalizing on his exceptional leadership qualities, out of the box thinking and real estate development expertise, Ron continues to develop innovative ideas that add significant value to any organization which he is involved in.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN HYGIENICS HOLDINGS, INC.

Date: January 5, 2018	By:	/s/ Ronald Loudoun
Ronald Loudoun
Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer, Secretary, Chairman of the Board

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